SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	APRIL
	2013	2012	CHANGE
Revenue passengers carried	9,273,884	9,296,032	(0.2)%

Enplaned passengers	11,248,762	11,246,361	-

Revenue passenger miles (000)	8,735,895	8,610,483	1.5%

Available seat miles (000)	11,233,131	10,794,511	4.1%

Load factor	77.8%	79.8%	(2.0) pts

Average length of haul	942	926	1.7%

Trips flown	113,892	115,580	(1.5)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	34,477,818	34,856,854	(1.1)%

Enplaned passengers	41,961,387	42,400,783	(1.0)%

Revenue passenger miles (000)	32,492,638	32,295,349	0.6%

Available seat miles (000)	42,034,555	41,427,404	1.5%

Load factor	77.3%	78.0%	(0.7) pts

Average length of haul	942	927	1.6%

Trips flown	432,406	449,476	(3.8)%

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